EXHIBIT 99.4
                                                                    ------------

                            FORM OF LETTER TO CLIENTS

                                Offer to Exchange
                            11% Senior Notes due 2009
           that have been registered under the Securities Act of 1933 for any and all outstanding
                            11% Senior Notes due 2009
                                       of
                                  SBARRO, INC.

To Our Clients:

         We are enclosing herewith a Prospectus, dated ________, 2000, of Sbarro, Inc. (the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 11% Senior Notes due 2009 that have been registered under the Securities Act of 1933 (the "Securities Act") for the same principal amount of its issued and outstanding 11% Senior Notes due 2009 (the "Original Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

         Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on _________, 2000, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

         We are the holder of record and/or participant in the book-entry transfer facility of Original Notes held by us for your account. A tender of such Original Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Original Notes held by us for your account.

         We request instructions as to whether you wish to tender any or all of the Original Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer and that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal. Please complete and sign the enclosed "Instructions to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner," which will provide us with such instructions and confirmation.

                                                            Very truly yours,